Exhibit 10.64

AMENDED AND RESTATED LOAN AGREEMENT

THIS AGREEMENT is made this 17th day of December, 2010.

BETWEEN:
COREWORX INC., a corporation incorporated under the laws of the Province of Ontario

(the “Borrower”)

- and -

ACORN ENERGY, INC., a corporation incorporated under the laws of the State of Delaware

(the “Lender”)

WHEREAS the Borrower and the Lender entered into a loan agreement (“Original Loan Agreement”) dated March 14, 2008 and the Lender advanced funds to the Borrower pursuant to the loan agreement.

AND WHEREAS this agreement is intended to amend and restate the Original Loan Agreement.

AND WHEREAS pursuant to a letter of intent dated November 9, 2010 between the Borrower and the Lender (the “Letter of Intent”), the Lender is prepared to accept a  reduction of the amount of indebtedness owing as described in the immediate following recital, and such reduced loan shall continue to constitute a secured senior ranking loan to the Borrower on the terms and conditions set out herein.

AND WHEREAS the current principal amount of the outstanding loan owing by Coreworx to Acorn is approximately $5,436,000 (“Outstanding Loan”) as at September 30, 2010 plus accrued interest, and as consideration for the granting of the Royalty (as defined in the Letter of Intent and to be further defined in the Royalty Agreement) and the issuance of the Warrants to the Lender, the Lender is prepared to agree to a reduction of the principal amount of the outstanding loans by $1,436,000 to $4,000,000 (the “Amended Loan”) on the terms and conditions of this Agreement and the Loan Documents.

NOW THEREFORE WITNESSETH that in consideration of the Loan (as defined below) made available by the Lender to the Borrower, the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree to and in favour of the Lender as follows:

1.1	Schedules

The following schedules form an integral part of this agreement (this agreement and all schedules attached hereto, as amended, supplemented or replaced from time to time, are collectively referred to as this “Agreement”).

Schedule 1 – Definitions	Appendix A – Promissory Note

Schedule 2 – Loan Documents
Schedule 3 – Disclosures

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The term “this Agreement”, refers to this Agreement in its entirety and not to any particular Article, Section or other portion of this Agreement and includes any agreement supplemental to this Agreement.  Unless otherwise indicated, references in this Agreement to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) shall mean United States Dollars and all payments shall be made in United States Dollars.

1.4	Conflicts

In the event of a conflict or inconsistency between the application of any of the provisions of this Agreement and the application of any of the provisions of any of the other Loan Documents (other than the Intercreditor Agreement), the provisions giving the Lender greater rights or remedies shall govern (to the maximum extent permitted by Applicable Law), it being understood that the purpose of this Agreement and any other Loan Document is to add to, and not detract from, the rights granted to the Lender under the Loan Documents.

2.	Acknowledgement of Outstanding Loan

The Borrower acknowledges receipt of the Outstanding Loan from the Lender under the Original Loan Agreement, and further acknowledges that such amount remains outstanding at the date hereof.  Subject to the terms and conditions of this Agreement and all documents contemplated herein, the Outstanding Loan is reduced by $1,436,000 such that the principal amount of the Outstanding Loan shall be $4,000,000 (“Amended Loan Amount”) effective on and as of the date of this Agreement.  The Amended Loan shall be evidenced by a promissory note (the “Promissory Note”) issued in favour of the Lender in the principal amount of Four Million (US) Dollars (US$4,000,000), substantially in the form of Appendix A attached hereto and incorporated herein by reference, dated as of the date hereof, executed by the Borrower.  The Amended Loan shall be payable in accordance with the terms of the Promissory Note and this Agreement.

3.	Loan and Rate of Interest

Subject to the terms and conditions of this Agreement, the Amended Loan shall be non-interest bearing.  However, interest shall accrue on the balance of the Amended Loan Amount that has been advanced and remains outstanding and on any and all other monies due and payable hereunder, after default, at a fixed rate of interest of Twelve Percent (12%) per annum, calculated monthly, not in advance, and shall compound semi-annually and be payable on an annual basis in arrears as set forth in Section 4 hereto.

2.

4.	Terms of Repayment

The Borrower shall repay the Lender the principal amount of the Amended Loan, together with any accrued and unpaid interest thereon until the Amended Loan amount has been repaid in full, as follows:

(a)           12 equal monthly instalments, each such instalment equal to 1/12 of 4% of the Gross Revenues of Coreworx and its Affiliates (and any successor operating unit of the Borrower’s business) during the period commencing on the Closing Date and ending December 31, 2011, the first such instalment to be paid on January 31, 2012 and the subsequent instalments to be paid on the last day of each of the next eleven months thereafter; and

(b)          during the period commencing January 1, 2012, a quarterly instalment payment equal to 4% of the Gross Revenues of the Borrower and its Affiliates in respect of each fiscal quarter of the Borrower, payable within 45 days following the end of the quarter.

5.	Payment Date

In the event that the principal amount of the Amended Loan, the payment otherwise due on such date shall be due and payable on the nearest Business Day immediately preceding such date.

6.	Payment

Unless otherwise directed by the Lender in writing, the principal amount of the Amended Loan shall be payable by wire or bank draft to be delivered to the Lender as set forth below.

7.	Prepayment

Prepayment in whole or in part of the Loan may be made by the Borrower at any time without notice, bonus or penalty.

In the event that the Borrower enters into a Change of Control transaction, the principal amount of the Amended Loan, together with any accrued and unpaid interest thereon, shall be payable concurrently with the closing of the Change of Control transaction.

8.	Conditions Precedent

This Agreement and the covenants and obligations of the Lender hereunder are subject to the following conditions being fulfilled to the Lender's sole satisfaction:

(a)
Receipt of Loan Documents: The Borrower shall execute and deliver, in form and substance satisfactory to the Lender and the Lender’s legal counsel, acting reasonably, the loan documents set out in Schedule 2 (the “Loan Documents”).

(b)
Perfection of Security: All registrations or filings required to perfect the security interests granted to the Lender shall have been made in all applicable jurisdictions to provide the Lender with the priority position it requires pursuant to the Loan Documents.

(c)	No Default or Event of Default: No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the transactions contemplated by this Agreement.

(d)
Documents: The Lender shall have received all Loan Documents executed by the Borrower and all agreements, statements, information, reports and certificates contemplated herein and as the Lender may otherwise require, all in form and substance satisfactory to it required by it to consummate the lending arrangements contemplated hereby.

3.

(e)
Waivers: The Lender shall have received all waivers, estoppels, consents, priority agreements and/or subordinations it requires to provide it with its desired priority security position (subject only to Permitted Encumbrances), all in form and substance satisfactory to the Lender and the Lender’s legal counsel, acting reasonably.

(f)
Resolutions: The Lender shall have received, in form and substance satisfactory to it, a certified copy of the resolutions of the directors of the Borrower (as applicable) authorizing the transactions contemplated herein, this Agreement and the Loan Documents, together with an officer’s certificate of the Borrower (as applicable) as to the incumbency and signature of the authorized signing officers of the Borrower.

(g)	Compliance with Laws: The Lender and the Lender’s legal counsel shall be satisfied with the Borrower's compliance with any and all applicable Laws relating to its businesses.

9.	Covenants

The Borrower covenants and agrees with the Lender that until all amounts owing by the Borrower to the Lender under this Agreement and the Loan Documents (including without limitation, all principal, interest, fees and expenses) have been paid in full, and except as otherwise permitted by the prior written consent of the Lender:

(a)
Payment of Principal, Interest, Fees and Expenses: The Borrower shall duly and punctually pay to the Lender all amounts evidenced by the Promissory Note payable by the Borrower hereunder, and in the manner provided herein, without set-off, abatement or deduction of any kind whatsoever.

(b)
Notification: The Borrower shall forthwith deliver notice to the Lender of: (i) any Material Adverse Change with respect to the Borrower; and (ii) any occurrence that is or that reasonably will, with the giving of notice or the lapse of time, result in a Default or Event of Default.

(c)
Preservation of Corporate Existence: The Borrower will maintain its existence in good standing in its governing jurisdiction and shall remain qualified to do business and own assets in such jurisdictions except where the failure to do so would not constitute a Material Adverse Change.

(d)	Collateral: The Borrower shall keep its Intellectual Property free and clear of all Liens (other than Permitted Encumbrances).

(e)	Observance of Agreements: The Borrower will observe and perform, in a timely fashion:

(i)	all obligations, covenants, agreements and undertakings on its part required to be observed or performed under the terms of this Agreement and the Loan Documents; and

(ii)	all obligations, covenants, agreements and undertakings on its part required to be observed or performed under the terms of any document in respect of any other financing to which it is a party.

4.

(f)
Payment of Remittances: The Borrower shall pay, on a timely basis and within the prescribed period of time, all governmental remittances to any Government Authority as required by Law other than those it is disputing in good faith.

(g)
Conduct of Business: The Borrower will conduct its business in a proper and prudent manner so as not to materially affect its ability to perform its obligations under this Agreement or the Loan Documents.

(h)
Preservation of Intangible Property: The Borrower shall at all times renew or cause to be preserved and renewed all material rights, powers, permits, consents, privileges, franchises, licences, goodwill and intellectual property owned by it and necessary for the conduct of its business in its reasonable opinion and shall at all times comply with all Laws applicable to it.

(i)	Financial and Business Reporting: The Borrower shall deliver, or cause to be delivered, to the Lender:

(i)
using its best efforts as soon as possible, and in any event, within ninety (90) days of the Borrower's financial year-end in each year during the term of the Loan, annual consolidated financial statements of the Borrower audited by a chartered accountant licensed to practice in the Province of Ontario and prepared in accordance with GAAP, together with a calculation of repayments accrued and payable, report of sales pipeline and backlog;

(ii)
quarterly, using its best efforts within thirty (30) days, and in any event within forty-five (45) days, following each fiscal quarter end, management-prepared financial statements of the Borrower (comprising a balance sheet, statements of operations and income and changes in cash flows, and notes thereto), prepared in accordance with GAAP, together with a calculation of repayments accrued and payable, report of sales pipeline and backlog with respect to such periods; and

The Lender will be permitted to audit the calculation of the repayments at the Lender’s expense, and the Borrower shall co-operate with the Lender and provide all relevant information required by the Lender for such purpose at the Borrower’s own expense; provided that in the event the Lender’s audit determines that there is a shortage in amount of any repayment by 4% or greater for any one or more quarters, the Borrower shall be obligated to reimburse the Lender for the Lender’s audit expenses and costs for such applicable quarter or quarters.

(j)	Notices: The Borrower shall promptly give written notice to the Lender of:

(i)
the commencement of any claim, litigation, proceeding or investigation against the Borrower or any of its assets which, in the event that a decision is rendered which is adverse to it, may have an adverse effect on the ability of the Borrower to repay the Amended Loan or have a material adverse effect on the business of the Borrower; and

(ii)	the occurrence of any Default or Event of Default under this Agreement or the Loan Documents, or any documents required to be delivered thereunder.

5.

(k)
Insurance: The Borrower shall maintain all risks comprehensive insurance coverage with reputable insurers satisfactory to the Lender in its sole discretion, and to provide the Lender with evidence of such insurance satisfactory to it, in amounts and against risks normally insured by owners of similar businesses (which insurance, at a minimum, shall cover against risk of loss or damage to property of the Borrower up to its full replacement value, and including public liability and damage to property of third parties and business interruption insurance) and the Borrower shall provide written notice to the Lender within three (3) Business Days of any change to the insurance coverage of the Borrower or any change by the Borrower of any of its insurers.

(l)	Keeping of Books: Keep proper books of record and account in which full and correct entry shall be made of all financial transactions, assets and business of the Borrower in accordance with GAAP.

10.	Negative Covenants

The Borrower covenants and agrees with the Lender that until all amounts owing by the Borrower to the Lender under this Agreement and the Loan Documents (including without limitation, all principal, interest, fees and expenses) have been indefeasibly paid in full, the Borrower shall not, without the prior written consent of the Lender:

(a)
No Transfer or Pledge of Intellectual Property: Sell, exchange, transfer, assign, lease, license, encumber, pledge or otherwise dispose of or deal in any way with the Intellectual Property or any interest therein, or enter into any agreement or undertaking to do so, except as may be permitted in this Agreement or in the ordinary course of business; provided that, unless and until the Borrower has failed to pay any amounts when due hereunder, or to discharge any of its obligations hereunder or under the Loan Documents, or unless the Borrower is in default under any of the provisions of this Agreement or under the Loan Documents, the Borrower may continue to exploit, license, franchise, use, enjoy and protect (whether in Canada or any foreign jurisdiction) the Intellectual Property in the ordinary course of the Borrower’s business.

(b)
No Amalgamation or Reorganization: Enter into a transaction (whether by way of a reorganization, consolidation, financing, amalgamation, merger, transfer, liquidation, sale, purchase, assumption of liabilities or obligations, lease or otherwise), whereby all or a material portion of the undertaking, property or assets of the Borrower would become the property of any other Person.

(c)	Change in Nature of Business: Make any material change in the nature of its business as carried on by it on the date hereof.

(d)
Transactions With Related Parties:  Enter into any transaction or transactions with Persons not dealing at arm’s length (as defined in the Income Tax Act (Canada)) with the Borrower, except in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Borrower than could be obtained in a comparable arm’s length transaction with another Person.

(e)	Liquidation, etc.: Take or institute proceedings for the winding-up, liquidation, reorganization or dissolution of the Borrower.

6.

11.	Representations and Warranties

The Borrower makes the following representations and warranties to the Lender, and acknowledges and confirms that the Lender is relying upon such representations and warranties:

(a)
Incorporation and Corporate Power: The Borrower has been duly incorporated and/or organized and is validly existing under the laws of its governing jurisdiction and it has the necessary power, and is qualified, to carry on its business in those jurisdictions in which it carries on business.

(b)
Authorization and Enforceability: The Borrower has the necessary corporate power and authority to enter into this Agreement and the Loan Documents to which it is a party and this Agreement and each Loan Document has been, or on the Closing Date will be, duly executed and delivered by the Borrower and each such document constitutes, or on the Closing Date will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its respective terms.

(c)
Conflict: The execution and delivery by the Borrower of this Agreement and each of the Loan Documents to which it is a party, performance by it of its obligations thereunder in compliance with the provisions thereof do not and will not:

(i)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(A)	its constating or organizational documents, by-laws or shareholders' agreement, if any;

(B)	any Law applicable to it or its property and assets;

(C)
any contractual provision, including, without limitation any Material Contract, binding on or affecting it or any of its property and assets, the breach of which could reasonably be expected to have a material adverse effect upon the business, assets, condition financial or otherwise of them, respectively; or

(D)	any writ, judgment, injunction, termination or award which is binding on it or any of its property and assets; or

(ii)	result in or permit:

(A)	the imposition of any Lien on any of its property and assets, other than in favour of the Lender or in respect of the Concurrent Financing; or

(B)	the acceleration of the maturity of any indebtedness of the Borrower.

(d)
Governmental Approvals: The execution and delivery of this Agreement and each of the Loan Documents by the Borrower and the performance by it of its obligations thereunder do not require any consent, approval, order, authorization, licence, exemption or designation of or by any Governmental Authority.

(e)
Ownership of Assets: The Borrower is the sole and beneficial owner of, or it has the necessary contractual rights with respect to, all of the Intellectual Property which is the subject of a Lien in favour of the Lender, with good and marketable title thereto, free and clear of all Liens except for Permitted Encumbrances.

7.

(f)
Financial Information: Any and all financial statements provided by the Borrower have been prepared in accordance with GAAP and present fairly in all material respects, the financial position of the Borrower, on a consolidated basis, as at such date, including, without limitation, all contingent liabilities.

(g)	Subsidiaries and Affiliates: Other than as disclosed in Schedule 3 hereto, there are no Affiliates or Subsidiaries of the Borrower who are not a party to this Agreement.

(h)
Consent Respecting Loan Documents:  The Borrower has obtained, made, or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required (except for registrations or filings which may be required in respect of any security granted hereunder) in connection with the execution and delivery by it of each of the Loan Documents to which it is a party, and the consummation of the transactions contemplated in the Loan Documents.

(i)
Filing of Taxes:  The Borrower has filed all federal and provincial tax returns which are required to be filed and have paid all taxes as shown on such returns or any assessment received by it to the extent that such taxes have become due.  No additional proposed tax assessment against the Borrower is known to any of them.  The provisions for taxes on the books of the Borrower are adequate under GAAP for all relevant years and for their current fiscal periods.

(j)
No Litigation:  There is no action or proceeding outstanding, pending or, to the knowledge of the Borrower, threatened against the Borrower before any court, administrative agency, tribunal, arbitrator or Governmental Agency which might involve any Material Adverse Change in the properties, business, prospects or condition of the Borrower, or question the validity of this Agreement or any Loan Document to which the Borrower is a party and there are no outstanding judgments, writs of execution, work orders, injunctions or directives against the Borrower or any of its properties.

(k)
Intellectual Property: The Borrower owns or has all proprietary or contractual rights provided in law, at equity and by statute to all patents, trademarks, copyrights, industrial designs, software, trade secrets, know-how, concepts, information and other intellectual and industrial property (collectively, the “Intellectual Property”) necessary to permit the Borrower to conduct its business as currently conducted and, following completion of the Loan, proposed to be conducted.  The Borrower has not received any notice nor does the Borrower have knowledge of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of the Borrower therein and which infringement or conflict (if subject to an unfavourable decision, ruling or finding) or invalidity or inadequacy would have an adverse material effect on the Borrower.  Schedule 3 hereto sets forth a full, complete and true list of all of the Borrower’s registered and unregistered trademarks, copyrights, patents, tradenames and service marks included in the Intellectual Property, and any applications thereof, and specifies the jurisdictions in which an application for such issuance and any applications therefor, and specifies the jurisdictions in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

8.

(l)	Registration of Intellectual Property:

a.
To the extent it has not already done so, the Borrower will take all commercially reasonable steps to as soon as possible, and in any event the Borrower shall within 60 days, following the Closing Date, register in the Borrower’s name all material Copyrights and Trademarks with the appropriate intellectual property offices of the Canadian Intellectual Property Office, and will take all steps necessary to prosecute such applications in a timely manner.

b.
The filings, if any, in the various patent, trade mark, copyright and other intellectual property offices, are in good standing, and are registered in the Borrower’s name, and all steps necessary to maintain such filings and to prosecute the applications have been taken and will be taken in a timely manner.

c.
Upon all appropriate filings being made in any applicable patent office, copyright office, trade mark office and all relevant personal property registries, this Agreement is effective to create a valid and continuing first priority security interest and charge in favour of the Lender in the Trade Marks, Copyrights and Patents for which any filings have been made in such offices.

(m)
Permitted Encumbrances: Schedule 3 hereto sets forth all Permitted Encumbrances in respect of the Borrower as at the date hereof referred to in clause (v) of the definition of “Permitted Encumbrances”.

(n)	Compliance with Laws: The Borrower is in compliance with any and all applicable Laws relating to its business.

(o)
Capitalization:  Schedule 3 hereto sets forth the capitalization of the Borrower as of the date hereof including the following: (i) the number of shares of the Borrower’s issued and outstanding common stock; (ii) the number of options, warrants and other securities or rights pursuant to which the holders thereof may acquire shares of the Borrower’s common stock; (iii) the amount of the Borrower’s outstanding debentures; and (iv) the name of each holder of the Borrower’s common stock, options, warrants, other convertible securities and debentures, together with the number of such securities registered in the name of each such holder.

12.	Default

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)	Non-Payment: The non-payment when due (whether at stated maturity, upon acceleration, or otherwise) of any amounts owing to the Lender under this Agreement or any other Loan Document.

(b)
Non-Performance: Any breach (other than by reason of non-payment pursuant to Section 14(a) hereto) by the Borrower of any of its undertakings, representations, warranties, covenants, conditions or other obligations under the terms of this Agreement or any of the Loan Documents, which breach is not cured within thirty (30) days following the date on which the Lender gives written notice to the Borrower of such default.

9.

(c)	Ceasing to Carry on Business: If the Borrower ceases or threatens to cease to carry on its business, whether voluntarily or involuntarily.

(d)	Winding Up: If an order is made, an effective resolution is passed, or agreement is made for the winding-up, liquidation or dissolution of the Borrower.

(e)	Bankruptcy, Insolvency, etc.: If the Borrower:

(i)
makes a sale of its assets in bulk or makes a general assignment for the benefit of creditors or any proceeding is instituted by the Borrower seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the appointment of receiver, receiver and manager, liquidator, trustee, or other similar official for it or for any substantial part of its properties or assets or if the Borrower shall take any action to authorize any of the actions set forth in this paragraph;

(ii)
has any proceeding instituted against it seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of receiver, trustee, custodian or other similar official for it or for any substantial part of its properties or assets; or

(iii)	if a custodian or a sequestrator or a receiver or manager or any other officer with similar power shall be appointed of the Borrower or of the property of the Borrower or any part thereof.

(f)
Seizure of Property: If an encumbrancer seizes or takes possession of any material property or assets of the Borrower, or any part thereof, or if any process of distress of execution be levied or enforced upon or against such property and remains unsatisfied for such period as would permit such property to be sold thereunder, less two (2) Business Days; provided that such process is not in good faith disputed by the Borrower, in appropriate proceedings, in which case it shall give security which, in the absolute discretion of the Lender, shall be deemed sufficient to pay in full the amount claimed in the event it shall be held to be a valid claim.

(g)
Cross-Default: If the Borrower defaults in any obligation in respect of (i) indebtedness for money borrowed (or security granted pursuant thereto), where as a result of such default, the maturity of such indebtedness is or may be accelerated, provided that any such default has not been cured within the time frame provided thereunder.

(h)
Unperfection of Security: If at any time after execution and delivery of this Agreement, any of the Loan Documents ceases to be in full force and effect or if any of the Loan Documents is declared by a court or tribunal of competent jurisdiction to be null and void or the validity, enforceability or priority thereof is contested by the Borrower.

10.

13.	Remedies

Upon the occurrence of a Default or an Event of Default that remains uncured and at any time thereafter, and subject to the terms of the Intercreditor Agreement, the Lender may: (i) declare that any obligation of the Lender hereunder is immediately terminated; (ii) declare that the Amended Loan Amount and any and all other fees, costs and expenses are due and payable whereupon all indebtedness and liability of the Borrower in respect thereof, together with all other monies and amounts payable hereunder, shall be immediately due and payable; (iii) retain any amounts which the Borrower may be entitled to receive as an adjustment of additional interest as a genuine pre-estimate of liquidated damages; (iv) may exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law or in equity for the recovery of all indebtedness and liabilities of the Borrower to the Lender hereunder; and (v) proceed to exercise any and all rights hereunder or under the Loan Documents.  Notwithstanding any other provisions of this Agreement, upon the occurrence of a Default or an Event of Default that remains uncured, the Lender may, at its discretion, send, in addition to any notice of such default hereunder, a notice of intention to enforce security pursuant to Section 244 of the Bankruptcy and Insolvency Act (Canada), or any successor provision, if any, such that the time period under such notice shall run concurrently with any other notices under the terms of this Agreement.

No right, power or remedy conferred upon or reserved to the Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute.  No delay or omission by the Lender to exercise any right, power or remedy accruing upon the occurrence of any Default or Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to the Lender may be exercised from time to time and as often as may be deemed expedient by the Lender.

Subject to the terms of the Intercreditor Agreement, any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in any applicable Loan Document providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows: (i) to the costs and expenses, including without limitation reasonable legal fees and disbursements incurred by the Lender in connection with the exercise of its remedies; (ii) to the expenses of curing the default that has occurred, in the event that the Lender elects, in its sole discretion, to cure the default that has occurred; (iii) to the payment of amounts owing by Borrower under the Loan Documents, including but not limited to the payment of the principal of and interest on the indebtedness evidence by the Promissory Note, in such order of priority as the Lender shall determine in its sole discretions; and (iv), the remainder, if any, to the Borrower or to any other person lawfully hereunto entitled.

14.	Set-Off

The amounts due and payable by the Borrower under this Agreement and the Loan Documents shall be made in full and shall not be subject to any deduction, withholding, set-off or counterclaim by the Borrower for any reason.

15.	Power of Attorney

The Borrower hereby grants to the Lender and its officers, employees and agents from time to time, with full power of substitution, its power of attorney, upon a Default or an Event of Default that  remains uncured, to do all such acts, matters and things that the Lender may deem necessary to give effect to this Agreement. This power of attorney is coupled with an interest and is irrevocable until all obligations of the Borrower have been indefeasibly paid and satisfied in full. The Borrower shall indemnify and save the Lender harmless from and against any and all claims, losses, expenses, demands, debts, liabilities and obligations incurred by the Lender in connection with any of the foregoing which indemnity is severable and distinct from the remainder of this Agreement and shall survive any termination of this Agreement for any reason whatsoever.

11.

16.	Indemnity

The Borrower agrees to indemnify and hold the Lender and its officers, directors, employees, agents and advisors (each, an “Indemnified Person”) harmless from and against any and all suits, actions, demands, obligations, proceedings, claims, damages, losses, liabilities, costs and expenses of any kind or nature whatsoever (including any and all reasonable professional fees and disbursements incurred by the Lender in connection with the preparation, negotiation and enforcement of this Agreement and any other Loan Document) which may be instituted, asserted against or incurred by any Indemnified Person as a result of or arising out of, a loan having been extended, suspended or terminated under this Agreement or the Original Loan Agreement, any breach of the representations, warranties or covenants of the Borrower, any breach or violation of any Laws, the transactions contemplated hereunder or under any other Loan Documents, any investigation, litigation or proceeding in connection herewith or any other Loan Document, and the enforcement, performance, administration, action or inaction by any of the Indemnified Persons of or under this Agreement or any of the other Loan Documents, including, without limitation, relating to the operation of the Borrower's business and any environmental liability (collectively, the “Indemnified Liabilities”), except to the extent to that any such Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or wilful misconduct. No Indemnified Person shall be responsible or liable to any other party to this Agreement or any other Loan Document, any heir, executor, administrator, other legal personal representative, successor, assignee or third party beneficiary of such Person or any other Person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged or incurred as a result of or arising out of any of the above, including, without limitation, credit having been extended, suspended or terminated under this Agreement or any other Loan Document, or any of the transactions contemplated under this Agreement or any other Loan Document.  This indemnity is severable and distinct from the remainder of this Agreement and shall survive any termination of this Agreement for any reasons whatsoever.

17.	Performance of Covenants

If the Borrower fails to perform any of the covenants or fulfill any of the conditions contained in this Agreement, the Lender may, in its discretion, perform any of the covenants or fulfill any condition capable of being performed by it and, if any such covenant or condition requires the payment or expenditure of money, it may make such payments or expenditures with its own funds, but shall be under no obligation to do so; and all sums so expended or advanced by the Lender shall be immediately due and payable to it by the Borrower, shall until paid be deemed to be added and form part of the Amended Loan and shall bear interest payable monthly at the same rate of interest as set forth herein until paid, and shall be secured by the Loan Documents, but no such performance or payment shall be deemed to relieve the Borrower from any occurrence of an Event of Default.

18.	Assignment

The Borrower shall not assign or transfer any of its rights and obligations under this Agreement or the Loan Documents without the prior written consent of the Lender, which consent may be unreasonably withheld.  In the event of any such assignment, the Borrower shall not be relieved of its rights and obligations under this Agreement and the Loan Documents without the express written consent of the Lender. Subject to the right of first offer of the shareholders of the Corporation set forth in the Shareholders Agreement, this Agreement is saleable, assignable and transferable by the Lender, and any successor or assign thereof, in whole or in part without any requirement for the consent of the Borrower.

12.

19.	Waiver of Breach

The Borrower hereby waives diligence, notice of default, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any other notices whatsoever as well as notice of non-payment to the extent permitted by Law.  No failure, delay or omission of the Lender in exercising any right or remedy in respect of non-compliance with any provision of this Agreement or any Loan Document, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. Any waiver by the Lender under this Agreement or any Loan Document must be in writing and shall be effective only in the specific instance and for the purpose for which it is given and shall not constitute a waiver of any other rights and remedies of the Lender with respect to any other or future non-compliance.  No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right of remedy.

20.	Interest and Loan Charges Not to Exceed Maximum allowed By Law

In no event shall the aggregate “interest” as that term is defined in Section 347 of the Criminal Code (Canada)) received by or payable to the Lender in connection with the transactions contemplated in the Loan Documents exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under that section.  The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term that the principal amount of the Loan is outstanding and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries is appointed by the Lender will be conclusive for the purposes of such determination.  The parties do not intend that the aggregate interest payable in connection with the transactions contemplated hereby will exceed such lawfully permitted rate or amount.  Notwithstanding anything to the contrary herein contained, if the aggregate interest payable hereunder exceeds such lawfully permitted rate or amount, the rate and the amount of interest on the principal hereof shall be the maximum rate and amount permitted by law.  If the aggregate interest paid or payable to the Lender in connection with the transaction contemplated in the Loan Documents would, if paid to the Lender in the manner contemplated hereby and thereby, exceed the lawfully permitted rate or amount, then the Lender shall be entitled to defer the timing of receipt or vary the manner of payment of any interests or amount paid or payable to the Lender in connection with the transactions contemplated hereunder or thereunder, or to otherwise vary the terms pursuant to which or another manner in which interest or any portion thereof or any other amount shall be paid to the Lender so that such payment will not be in violation of applicable law (provided that such variation does not adversely affect the Borrower).

21.	Further Assurances

The Borrower shall execute and deliver to the Lender such additional documents and shall provide such additional information as the Lender may reasonably require to carry out the terms of this Agreement and to be informed of the status and affairs of the Borrower.

13.

22.	Governing Law

The validity, interpretation and enforcement of this Agreement and the other Loan Documents shall be governed by and construed in accordance with, the laws of the Province of Ontario and of Canada applicable therein.

23.	Successors and Assigns

All covenants, agreements, representations and warranties made herein or in any certificate delivered in connection herewith shall bind and enure to the benefit of the heirs, executors, administrators, other legal representatives, successors and assigns of the Borrower and the successors and assigns of the Lender.

24.	Amendment and Waiver

No provision of this Agreement any of the Loan Documents may be changed, replaced, supplemented, modified or amended other than by an agreement in writing signed by all of the parties hereto or thereto.

25.	Severability

If any provision of this Agreement or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the several provision as may be possible.

26.	No Obligation to Advance

Neither execution nor delivery of this Agreement, in and of itself, shall obligate the Lender to make any advance to the Borrower hereunder.

27.	Evidence of Indebtedness

The Lender's accounts and records constitute, in the absence of manifest error, conclusive evidence of all amounts owing or payable by the Borrower to the Lender and all amounts referred to herein shall be in United States dollars.

28.	Survival and Non-Merger

All representations, warranties, covenants and agreements made in this Agreement or otherwise in writing in connection with this Agreement by the Borrower shall remain binding on each of them notwithstanding the advance of the Loan.  The covenant of the Borrower to pay interest at the rate provided herein shall not merge in any judgment in respect of any obligation of the Borrower under this Agreement and any judgment shall bear interest at the same rate.

29.	Time of Essence

Time shall be of the essence of this Agreement.

14.

30.	Notices

Except as otherwise expressly provided herein, any notice, report or other communication which may be or is required to be given or made pursuant to this Agreement shall be in writing and shall be deemed to have been validly served, if given or hand delivered or sent by facsimile, or other electronic communication, or three (3) days after deposit in the mail with Canada Post, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(a)	if to the Borrower, at:

Coreworx Inc.
22 Frederick Street, Suite 800
Kitchener, ON
N2H 6M6

Attention: Ray Simonson, Chief Executive Officer
Facsimile:  (519) 772-3182

(b)	if to the Lender, at:

Acorn Energy, Inc.
4 West Rockland Road
1st Floor
Montchanin, Delaware  19710

Attention: Mr. John Moore
Facsimile: (302) 994-3086

31.	Communications

The Borrower hereby consents to the Lender disclosing such details of the Loan as may be required under the Exchange Act.

32.	Permitted Encumbrances

For greater certainty, it is hereby understood and agreed by the parties hereto that the definition and use of the term “Permitted Encumbrances” shall mean that such Liens are permitted to exist but shall in no way be interpreted to mean that such Liens are entitled to any priority over the Lender's Liens (other than those Liens specifically acknowledged to in writing by the Lender as entitled to priority over the Lender’s Liens or those Liens subject to the Intercreditor Agreement) solely by virtue of this Agreement and the Loan Documents and the Borrower hereby expressly acknowledges and agrees that any such Liens not properly perfected under applicable Law shall not be entitled to any priority over the Lender's Liens and that this Agreement and the Loan Documents are not intended to confer any rights or any person whatsoever who is not a party hereto.

33.	Counterparts

This Agreement may be executed and any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

15.

IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement as of the day and year first above written.

ACORN ENERGY, INC.

Name:
Title:

Name:
Title:

I/We have authority to bind the company.

COREWORX INC.

Name:
Title:

I/We have authority to bind the company.

16.

SCHEDULE 1

DEFINITIONS

(a)	“Affiliate” shall have the meaning ascribed to it in the Business Corporations Act (Ontario).

(b)	“Business Day” means any day except Saturday, Sunday or any statutory holiday in the Province of Ontario.

(c)
“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by a Person or more than one Person, acting jointly and in concert with each other, other than the Lender and/or its Affiliates, of more than fifty percent (50%) of the voting rights or equity interests or shares in the Borrower; (ii) a replacement of more than one-half of the members of the Borrower's board of directors in a single election of directors, other than any new directors that are approved by the Lender and/or its Affiliates and an acquisition after the date hereof by a Person or more than one Person, acting jointly and in concert with each other, other than the Lender and/or its Affiliates, of more than thirty-five percent (35%) of the voting rights or equity interests or shares in the Borrower; (iii) a merger or consolidation of the Borrower or any subsidiary or a sale of more than one-half of the assets of the Borrower in one or a series of related transactions, other than with or to the Lender and/or its Affiliates, unless following such transaction or series of transactions, the holders of the Borrower's securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests or shares in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Borrower or any subsidiary that constitutes or results in a transfer of more than fifty percent (50%) of the voting rights or equity interests or shares in the Borrower, other than to the Lender and/or its Affiliates, unless following such transaction or series of transactions, the holders of the Borrower's securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests or shares in the surviving entity or acquirer of such assets; or (v) the execution by the Borrower or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events, other than with the consent of the Lender.

(d)	“Closing Date” means the date on which this Agreement, the Promissory Note evidencing the Amended Loan and any and all Loan Documents are executed by the parties hereto and thereto.

(e)
“Concurrent Financing” means the convertible debenture financing to be completed by the Borrower resulting in gross proceeds to the Borrower of up to $3,000,000, on or before the Closing Date, of which at least $1,000,000 shall have been invested by management and employees of the Borrower.

(f)	"Copyrights" means all of the Borrower’s current and future copyrights including the copyrights, if any, listed in Schedule "A" to the Intellectual Property Security Agreement.

(g)	“Default” means any event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof, constitute an Event of Default.

(h)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

17.

(i)
"GAAP", when used in respect of accounting terms or accounting determinations relating to a Person, means generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth in the Handbook or other official record of accounting principles in Canada from time to time published by the Institute of Chartered Accountants in Canada, as those principles may be amended, varied or replaced by International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to have been adopted by the Person.

(j)
“Governmental Authority” means any nation, federal government, province, state, municipality or other political subdivision of any of the foregoing, and any entity exercising executive, legislative, judicial, regulatory or administrative functions.

(k)
"Gross Revenues" means all revenues of the Borrower and its Affiliates from all sources including the fair market value of any non-cash consideration received directly or indirectly by the Borrower and its Affiliates and all proceeds and personal property in any form derived directly or indirectly from any dealing with the Intellectual Property, calculated in accordance with GAAP consistently applied.  For greater certainty, no deductions will be allowed in such calculation except for documented Reimbursable Expenses.

(l)	“Intellectual Property” has the meaning ascribed thereto in paragraph 11(k) of this Agreement.

(m)	“Intercreditor Agreement” means the agreement dated on or about the date hereof among the Borrower, the Lender, certain employees of the Borrower and the Investors.

(n)	“Investors” means purchasers of certain secured convertible debentures under the Concurrent Financing.

(o)
“Law” shall mean all statutes, codes, ordinances, decrees, rules, regulations, customs, treaties, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, directives, customs, policies or guidelines whether or not having the force of law, or any provisions of the foregoing.

(p)
“Lien” means any mortgage, charge, pledge, right of set-off, title retention, hypothec, security interest, lien, assignment, claim or other encumbrance of any nature or kind whatsoever, whether fixed or floating, statutory or consensual, and howsoever created.

(q)	“Loan Documents” shall mean this Agreement any and all documents ancillary to this Agreement, including, without limitation, those documents referred to in Schedule 2 hereto.

(r)
“Material Contract” means any contract to which the Borrower is a party and which has a value, on an annualized basis, equal to or greater than Fifty Thousand Dollars (CDN$50,000) to the Borrower, as the case may be and which shall include any agreement or other document entered into by the Borrower in respect of any Concurrent Financing.

(s)
“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, properties, assets, liabilities or prospects of the Borrower, taken as a whole.

18.

(t)
"Patents" means all of the Borrower’s patents that have been or will be granted, including any and all: (i) inventions and improvements thereof; (ii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (iii) income, royalties, damages and payments now and hereafter due and/or payable to the Borrower with respect thereto including damages and payments for past or future infringements or misappropriations thereof; (iv) rights to sue for past, present and future infringements or misappropriations thereof; and (v) all other rights corresponding thereto throughout the world; and includes the patents and patent applications, if any, listed in Schedule "C" to the Intellectual Property Security Agreement.

(u)
“Permitted Encumbrance” means Liens set forth in Schedule 3 hereto in respect of which a priorities agreement or an estoppel confirmation, satisfactory to the Lender in its sole discretion, has been entered into with the Lender or provided to it; provided that any indebtedness secured thereby is not increased without the Lender’s prior written consent.

(v)
“Person” means an individual, partnership, corporation, trustee, trust, unincorporated organisation, non-share capital corporation, limited liability company, or any federal, provincial or municipal governmental body, corporation, commission, board, agency, foundation, association, counsel or other governmental authority of any kind whatsoever, or any other entity whatsoever.

(w)	“Promissory Note” shall have the meaning given such term in Section 3 hereto.

(x)
"Reimbursable Expenses" means those out-of-pocket costs and expenses incurred by the Borrower or its employees or consultants in the ordinary course of business, and which are specifically invoiced and paid to the Borrower by its customers and reimbursed by the Borrower to its employees or consultants, as the case may be.

(y)	“Shareholders Agreement” means the shareholders agreement dated on or about the date hereof among the Borrower, the Lender and all of the Investors.

(z)	“Subsidiary” shall have the meaning ascribed to it in the Business Corporations Act (Ontario).

(aa)	"Trade Marks" means all of the Borrower’s current and future trade marks including the trade marks, if any, listed in Schedule "D" to the Intellectual Property Security Agreement.

(bb)
“Warrants” shall mean warrants to be issued by the Borrower, each warrant entitling its holder to purchase one common share of the Borrower at a price of CDN$0.10, subject to adjustment in certain circumstances, during the period of 60 months commencing upon the Closing Date.

19.

Exhibit 10.64

SCHEDULE 2

LOAN DOCUMENTS

1.	The Promissory Note.

2.
An intellectual property security agreement (the “Intellectual Property Security Agreement”) providing for a first Lien in favour of the Lender (subject only to any future Lien in favour of the Lender ranking pari passu with the indebtedness of the Borrower to the Lender and the security pursuant to the terms of any Concurrent Financing) over all of the Borrower's present and after acquired intellectual property; provided however that, notwithstanding the foregoing, the Amended Loan and the security interest of the Borrower hereunder and under the Intellectual Property Security Agreement shall rank in priority to all other indebtedness and all other security interests granted by the Borrower including all indebtedness incurred under the Concurrent Financing and all security interests to be granted pursuant thereto in the event that the management and employees of the Borrower have not invested a minimum of $1,000,000 under the Concurrent Financing.

3.	The Intercreditor Agreement.

4.	A form of royalty agreement to be executed by and between the Lender and the Borrower.

5.	A form of warrant certificate representing 3,625,209 Warrants of the Borrower, to be executed and delivered by the Borrower to the Lender.

6.
All necessary acknowledgements, estoppels, subordinations, non-disturbance agreements, priority agreements, inter-creditor agreements, waivers or consents, which are necessary in the Lender's sole opinion to provide it with its desired priority position of the Lender.

Exhibit 10.64

SCHEDULE 3

DISCLOSURES

[NTD: Borrower to provide with references to applicable sections in the Agreement.]

Exhibit 10.64

APPENDIX A

PROMISSORY NOTE